MIDWAY GOLD – FINAL ENVIRONMENTAL IMPACT STATEMENT IS DONE

PAN PROJECT, NEVADA

November 20, 2013

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX, MDW:NYSE-MKT) announces the Final Environmental Impact Statement (EIS) is complete for the Pan gold project, Nevada. The Environmental Protection Agency (EPA) published a Notice of Availability of the Final EIS for the project in the Federal Register on November 20, 2013. Associated with the completion of the Final EIS is a customary notification period. Following this period, a signed Record of Decision (ROD) will be published signifying the completion of the NEPA process. The ROD is expected in December of this year and construction is scheduled to begin immediately upon receipt.

“Completion of the Final EIS is a landmark achievement on our road to production at Pan,” said Ken Brunk, Midway’s President & CEO. “To do so in record time is a credit to our outstanding permitting team, the BLM and all other cooperating agencies. Their commitment to schedule, their perseverance and “Do the Job Right” mentality were the key to facilitating this process and achieving this milestone in the time frame that we have. Public comments through this entire process have been overwhelmingly positive. Thank you to everyone here at Midway, to the Nevada community and to our shareholders for your support. We celebrate for a moment, but keep our eyes on the goal: Production and Cash Flow in 2014.”

What is NEPA?

The Environmental Impact Statement (EIS) for the Pan project is required under the National Environmental Policy Act (NEPA). According to “A Citizen’s Guide to NEPA,” the federal government’s official handbook states:

“The environmental review process under NEPA provides an opportunity for you to be involved in the Federal agency decision making process … NEPA requires Federal agencies to consider environmental effects that include, among others, impacts on social, cultural, and economic resources, as well as natural resources. Citizens often have valuable information about places and resources that they value and the potential environmental, social, and economic effects that proposed federal actions may have on those places and resources. NEPA’s requirements provide you the means to work with the agencies so they can take your information into account.”

What is an EIS?

The Pan project is on federal land and NEPA requires the Bureau of Land Management (BLM) to analyze potential environmental consequences of the planned project and any reasonable alternatives. An EIS is the analysis of how the proposed project, and possible alternatives, will impact the environment. It proposes mitigation measures for identified impacts. Midway has advanced through baseline studies, the Draft EIS, and now the Final EIS.

Pan Gold Project, Nevada

The Pan project is an oxidized, Carlin-style gold deposit mineable by shallow open pit methods and treatable by heap leaching. A Feasibility Study was completed in November 2011. It shows the NPV of the project is robust at a range of gold prices, ranging from $123 million at $1,200/oz gold to $344 million $1,900/oz gold. The IRR grows from 32% to 79% using the same gold price range. Both are after-tax figures (see press release dated November 15, 2011.)

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release. This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.